Exhibit 99.1

BUSINESS

Overview

We develop, market and support innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. Our Broadband Loop Carrier, or BLC, is an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling our customers to deliver advanced services, including voice-over-IP, or VoIP, IP-based television, or IPTV, and high-definition television, or HDTV. Our platform simultaneously supports traditional voice services, enabling our customers to leverage their existing networks and migrate to IP without disruption. In addition to providing our customers with increased bandwidth, our products provide incremental value by offering software-based features to improve the quality, resiliency and security of Triple Play services.

We market our products through a combination of direct and indirect channels. Our direct sales efforts are focused on the independent operating company, or IOC, segment of the telecom service provider market. We also target larger telecom service providers through strategic reseller relationships. To date, we have shipped our BLC platform to over 160 customers.

Industry Background

Increasing Demand for Broadband Services and Content

In recent years, the number of broadband subscribers has increased significantly on a worldwide basis. During the fourth quarter of 2005, DSL lines in North America reached 22 million, a 35% increase from the fourth quarter of 2004, according to Point Topic Ltd., a market research firm. This growth has been driven, in large part, by increasing demand for bandwidth intensive applications, such as music and video downloads, electronic commerce, telecommuting and online gaming. In addition, services are increasingly being delivered over broadband networks using IP, the underlying communications technology of the Internet. For example, VoIP services are now widely available to consumers, and many telecom service providers have announced or initiated plans to offer IPTV services to their subscribers. The rapid growth in broadband subscribers, coupled with the growing amount and diversity of IP-based services, has strained the capacity of many traditional telecommunications networks. Capacity constraints are being exacerbated as HDTV and other bandwidth-intensive services become more prevalent. We believe the rapid growth in IP-based communications traffic is prompting many telecom service providers to modify their network architectures and substantially upgrade the capacity of their networks.

Challenges Faced by Telecom Service Providers

While telecom service providers historically faced little competition in the market for basic voice services, competition has increased significantly in recent years. Deregulation efforts have generally allowed incumbent, competitive and long-distance telecom service providers to compete with one another. Cable operators in the U.S. have invested nearly $100 billion since 1999 to upgrade their networks to support two-way broadband services, including VoIP, according to Kagan Research, LLC, a market research firm. Most cable operators now offer high-speed Internet access and VoIP as part of a Triple Play offering. Specialized service providers such as Vonage Holdings Corp. and Skype Limited have introduced low-cost VoIP services, and many incumbent service providers have responded by offering their own VoIP services. With the widespread use of mobile telephones, some wireless subscribers have elected to discontinue their traditional wired telephone service. For many telecom service providers, these trends have resulted in pricing pressure for basic voice services, subscriber losses and a reduction in profit margins related to voice services. As consumers now have a greater variety of service providers to choose from, telecom service providers face challenges in differentiating their offerings and retaining customers.

Emergence of Triple Play and IPTV Services

In response to increased competition and pricing pressure for standalone voice services, many telecom service providers are seeking to offer Triple Play services, which provides them with the opportunity to increase revenue per subscriber, create flexible pricing plans and promotions, improve customer loyalty and offer the convenience of a single bill, among other benefits. While traditional voice and data services leave little room for differentiation, and the prices of these services are decreasing steadily, video represents an important source of spending by consumers and has therefore emerged as a critical Triple Play offering. Once largely the domain of broadcasters, cable operators and satellite providers, video is increasingly viewed by telecom service providers as an essential element of their business plans. However, because traditional telecom networks were not designed to carry video traffic, telecom service providers must substantially upgrade the capacity, quality and design of their networks in order to deliver IPTV and other broadband services.

Access Network is the Bottleneck

Throughout the past decade, telecom service providers have invested considerable resources to upgrade the capacity of their core and metro networks. Core networks connect cities over long distances, while metro networks connect telecom facilities within cities. However, the access network, which serves as the final connection to a residence or business, represents a significant network capacity bottleneck. The access network was originally designed for low-speed voice traffic and is comprised largely of antiquated copper telephone lines. In order to overcome the inherent limitations of the access network, service providers deployed first-generation DSL technology. The most prevalent form of this technology generally enables maximum downstream speeds of 1.5 megabits per second, which is far lower than the data transmission rates offered by competing cable companies. These DSL downstream speeds are adequate for basic data applications such as web browsing and emailing, but are less viable for the concurrent or standalone operation of more bandwidth intensive Triple Play services and applications such as HDTV and two-way video conferencing. More recently, enhanced variations of DSL technology supporting greater throughput, including ADSL2plus and VDSL2, have been standardized, and in the case of ADSL2plus, have been widely deployed. Enhanced DSL services support bandwidth intensive applications and create a more competitive alternative to cable services. Some service providers have begun replacing portions of their copper access network with a fiber optic technology known as fiber-to-the-premises, or FTTP. Given the cost and effort of replacing copper telephone lines with fiber optic cables, FTTP is most suitable for either densely populated regions or new housing developments where a copper access network is not already present.

Transition to Packet-Based Technologies

Traditional telecom networks were designed to support low-capacity voice calls using complex voice switches and circuit-switched transmission technology, in which a fixed amount of network capacity is reserved throughout the duration of a voice call, regardless of whether signals are being transmitted. While traditional networks adequately support voice calls, they are inherently inefficient in handling large volumes of high-bandwidth communications. With the emergence of the Internet and the growing demand for broadband services, telecom service providers have begun deploying new packet-based technologies, including IP, Ethernet and softswitching, to overcome the limitations of the traditional, circuit-switched telephone network. IP-based networks handle the combination of voice, data and video traffic more efficiently by using bandwidth only when signals are being transmitted. Ethernet is the most widely adopted networking technology for business and home networks, and is being increasingly utilized in telecom networks because of its low cost, simplicity and pervasiveness. Softswitching refers to a network architecture in which the key functions of traditional voice switches are separated and performed by various VoIP gateways and call servers built upon open standards.

Networks employing packet-based technologies are generally simpler, more flexible and cheaper to construct and maintain than traditional circuit-switched voice networks. However, the process of transitioning traditional networks to packet-based technologies is lengthy and costly. Most telecom service providers are therefore implementing packet-based technologies gradually and are seeking products that can coexist in circuit-switched and packet-switched networks. Packet-based technologies were first used in core networks to more cost-effectively process long-distance voice and Internet traffic, and were more recently adopted in many metro networks. The next step in this evolution, which has already begun, is the deployment of packet-based technologies in the access portion of the network.

Limitations of Current Access Solutions

Telecom service providers are seeking to upgrade their access networks to increase capacity, support IP-based services, such as VoIP and IPTV and capitalize on the advantages of packet-based technologies. However, most existing solutions for upgrading access networks are generally insufficient, and include:

•	Voice-centric Products. Next-generation digital loop carriers, or NGDLCs, were introduced in the early 1990s to deliver basic voice services, and later DSL services, in the access network. NGDLCs are generally voice-centric, relatively expensive to deploy and manage and lack native support for IP-based services.

•	Data-centric Products. DSL access multiplexers, or DSLAMs, are used to deliver broadband services over copper telephone lines. While some DSLAMs have been upgraded to natively support IP, these products generally do not support traditional voice services and lack important features for quality of service, reliability and full Triple Play services.

•	Passive Optical Networks. Passive optical networks, or PON, attempt to address the access bottleneck by upgrading the access network by replacing copper wire telephone lines with fiber optic cables and passive components. PON are most suitable for densely populated regions or newly-built networks and have less capacity than other fiber optic technologies such as active Gigabit Ethernet.

We believe telecom service providers are seeking a new class of innovative broadband access products that can address the access network bottleneck, deliver the advantages of packet-based technologies and provide simultaneous support for traditional and newer IP-based services. This new class of product must provide a compelling total cost of ownership, be simple to install and manage and meet the stringent quality and performance standards of telecom service providers.

The Occam Networks Solution

We develop, market and support innovative broadband access products designed to allow telecom service providers to increase the capacity of local access networks and deliver Triple Play services. Our primary product, the Broadband Loop Carrier, or BLC, is an advanced broadband access platform that supports a range of IP-based and traditional services in a single platform. Our BLC platform can be deployed in either a local telecom central office, or closer to the end-user in a remote terminal. We also provide a range of ancillary products as part of our total solution, including optical network terminals and remote terminal cabinets. We believe our products enable service providers to deliver new revenue-generating services while minimizing capital expenditures and operating costs.

Our solution offers the following key benefits:

Supports multiple services.    Our products support a range of IP-based services, including broadband Internet access, VoIP and IPTV, in addition to traditional circuit-switched voice services. The ability to offer bundled Triple Play services allows telecom service providers to increase average revenue per subscriber, increase customer retention and differentiate themselves versus their competitors. In particular, our support for IPTV enables our customers to address competitive threats posed by cable operators and other competitors.

Addresses the access network bottleneck.    We have designed our products to address capacity constraints in the local access network. Our platform employs advanced DSL technologies, such as ADSL2plus, to enable access speeds to the subscriber in excess of 20 megabits per second. In addition, we recently introduced an active Gigabit Ethernet fiber-to-the-premises, or FTTP, blade for our BLC product, enabling dedicated access speeds to the subscriber of up to 1,000 megabits per second. By significantly increasing the capacity of local access networks, our customers are able to offer bandwidth-intensive services such as HDTV, on-line gaming and two-way video conferencing.

Employs packet-based technologies.    Our BLC platform features an innovative design that is built upon packet-based technologies, including IP, Ethernet and softswitching. Our IP-based product efficiently utilizes network capacity and natively supports VoIP, IPTV and other IP-based services. Because we utilize Ethernet in the design of our products, our customers benefit from the simplicity and economies of scale related to this pervasive networking technology. Our BLC platform also features an integrated media gateway, which allows our customers to more easily and cost-effectively adopt softswitching within their access networks.

Integrated and flexible platform.    Our BLC platform performs many of the functions that have traditionally been derived from standalone products dedicated to circuit-switched voice, VoIP, DSL access, fiber optic access, DSL testing and Ethernet switching. We believe the integration of our platform delivers substantial performance advantages while helping our customers to conserve costs, space and power, and simplify their networks by minimizing the number of discrete components. Our platform also features a modular design, allowing our customers to purchase our product with minimal initial investment, and add capacity and features incrementally as their requirements grow. The BLC platform is economical for low-capacity sites, but can scale to support tens of thousands of telephone subscribers from a single site in the network. With the recent introduction of our active Gigabit Ethernet FTTP blade, our customers have the flexibility to adopt either copper or fiber optic access technologies.

Reliable and simple to install and operate.    Our products are designed to meet the most stringent performance and reliability standards of telecom service providers. Our field-proven BLC platform contains redundancy features to maximize network uptime and has been designed to withstand harsh environmental conditions. We believe our products are simple to install and allow for the rapid introduction of new services. We offer sophisticated network management tools that allow our customers to monitor and optimize the quality of their networks, which is critical when deploying services that are particularly sensitive to network quality, such as VoIP and IPTV.

Strategy

Our objective is to become the leading provider of innovative broadband access products to telecom service providers. Key elements of our strategy include the following:

Extend technology leadership position.    Our management team and technical personnel possess a unique combination of expertise in both telecom and data networking technologies. We believe our technical leadership differentiates us from our competitors and has been key to our success in attracting customers to date. We will continue to leverage our technical expertise and invest in research and development to design, engineer and sell innovative products that address our customers’ needs.

Continue to enhance and extend our product line.    We will continue to enhance our BLC platform to support new technologies and features to address the evolving requirements of our customers. For example, we recently enhanced our BLC platform to support active Gigabit Ethernet FTTP capabilities and an emergency stand-alone, or ESA, feature to provide for the ability to make calls in the event of a network outage, and recently announced support for 10 Gigabit Ethernet transport. We intend to broaden our product line with introduction of new, innovative broadband access products. For example, we recently announced the introduction of a line of optical network terminals, or ONTs, providing our customers with a more complete FTTP solution. We will also continue to reduce the cost of our new and existing products to bring increased value to our customers.

Focus initially on independent operating companies.    We currently focus our direct sales and marketing efforts on independent operating companies, or IOCs, because, in our experience, they quickly adopt new technologies and are more willing to purchase products from focused suppliers like us. In addition, a number of favorable regulatory, demographic, financial and competitive factors make IOCs attractive target customers for us. IOCs benefit from government funding for telecom projects aimed at increasing broadband access to rural regions. Some of the areas IOCs serve are experiencing population growth as residents leave cities and suburbs for less populated surrounding areas. IOCs are upgrading their local access networks to support population growth and demand for advanced services by deploying advanced copper and fiber-optic broadband access products such as ours. In addition, IOCs tend to be financially stable with excellent credit and payment characteristics.

Expand customer focus by partnering with market leaders.    While we expect to continue concentrating our direct sales efforts on IOCs, we plan to prudently expand our target customer base to include larger telecom service providers in the U.S. and internationally. To assist in these efforts, we will continue to develop distribution relationships with third parties that we believe have strong market positions and customer relationships. For example, we have entered into a strategic relationship with Tellabs in which they license our technology and market our products to a select group of large telecom service providers. We believe this strategy allows us to expand our addressable market while focusing resources on product development and our other core strengths.

Continue to prioritize customer satisfaction.    We seek to consistently provide our customers with high levels of support and service throughout the sales cycle and after installation of our products. We believe that our commitment to service and support has been an important contributing factor to our success to date. We plan to expand our customer support and service capabilities to keep pace with the growth in our customer base, and will continue to make customer satisfaction a top priority for our organization.

Products

BLC 6000 System.    The BLC 6000, our primary product line, was announced in May 2003 and became commercially available in June 2003. The BLC 6000 is an advanced broadband access platform that increases the capacity of local access networks and allows telecom service providers to deliver Triple Play services to their subscribers. The BLC 6000 is a highly-integrated platform that performs functions that have traditionally been delivered by separate voice, video, DSL access, fiber optic access and data networking products. The BLC platform has a modular design composed of a central housing unit, or chassis, and a variety of electronic assemblies or blades to support various services or features. Key elements of the system include:

•	Blades. We offer a variety of blades that transmit traffic upstream and downstream, interconnect various networks and convert circuit-switched voice traffic to VoIP, among other functions. Our blades currently support Gigabit Ethernet, 10 Gigabit Ethernet, ADSL, ADSL2plus, DS1 and standard telephone service, or POTS. Our current line of blades are summarized in the table below.

Model	Function	Description

6150	Lifeline POTS	Provides 48 POTS ports and four T1 ports and converts analog voice traffic to VoIP

6151	Lifeline POTS	Provides 48 Gigabit Ethernet ports and converts analog voice traffic to VoIP

6152	Lifeline POTS	Provides 48 ports of POTS and converts analog voice traffic to VoIP

6212	ADSL2plus	Provides 48 ADSL2plus ports for customer data and video services, and Ethernet ports for optical fiber transport and blade interconnection.

6214	ADSL2plus	Provides 48 ADSL2plus ports with integrated POTS splitters for data and video

6252	ADSL2plus and POTS	Provides 48 combination POTS and ADSL2plus ports for voice, data and video service delivery

6312	Optical Line Termination	Provides 20 Gigabit Ethernet ports for customer data and video services, optical fiber transport and blade interconnection

6314	Optical Line Termination	Provides 16 Gigabit Ethernet ports for customer data and video services and two optical 10 Gigabit Ethernet transport ports and two copper 10 Gigabit Ethernet interconnection ports

6440	Optical Packet Transport	Provides 8 T1 ports and Gigabit Ethernet ports for optical fiber transport and blade interconnection

6640	Subscriber Trunk Gateway	Interconnects VoIP to traditional voice switches using the TR-08 or GR-303 voice interface protocols

6600	Emergency Standalone	Provides local dialing to emergency service facilities and calls between local POTS subscribers during network outages

•	Chassis. Our chassis house our blade products, perform cooling, power and cable distribution and are offered in two model types. The BLC 6001 chassis houses a single blade and can be deployed as a standalone unit for low-capacity applications or stacked for medium-capacity applications. The BLC 6012 chassis houses up to twelve blades for deployment in high-capacity applications.

OccamView.    OccamView is a distributed element management system that allows our customers to remotely manage Triple Play services from any secure web browser. OccamView features an open architecture that can be integrated into a wide variety of telecom network management systems. OccamView is included with our BLC system and is not sold as a standalone product.

Optical network terminals.    Our ON 2300 series of optical network terminals, or ONTs, reside at either residential or business locations and terminate active Gigabit Ethernet FTTP services delivered by the BLC platform. Voice, video and data traffic from the customer premises is fed to the ONT which converts the traffic into optical signals for transmission to the BLC platform. We have introduced three ONT versions for residential and business applications.

Remote terminal cabinets.    We offer a series of remote terminal cabinets that house our BLC platform and protect the system from harsh environmental conditions. We source these cabinets from third parties. We offer our customers versions for low-, medium- and high-density deployments in a variety of geographical areas. Our cabinets are environmentally controlled, and we believe they deliver reliable protection with a high degree of deployment flexibility.

Technology

We have a set of differentiated hardware and software technology elements and skills that we apply to the development of our products. We have recruited a technical staff that possesses a unique combination of telecom and data networking expertise, which we believe provides a critical advantage in the design of our products. Our technical staff is responsible for the introduction of several key developments, including active Gigabit Ethernet FTTP, 10 Gigabit transport, Ethernet Protection Switching, Emergency Standalone and Network Security Management. Key components of our technology and expertise include:

IP/Ethernet architecture.    Our system architecture is based upon IP and Ethernet technologies. We selected this design because we believe that IP and Ethernet will account for a growing portion of communications traffic, and that telecom service providers will increasingly adopt IP and Ethernet technologies in local access networks. Because our platform processes IP and Ethernet traffic natively, we believe our platform is more efficient, scalable and cost-effective than competing products based on legacy technologies. We believe that our IP/Ethernet-based design will allow for continued cost-reductions due the significant economies of scale associated with these pervasive technologies.

Telecom expertise.    Transitioning telecom networks to IP will be a lengthy process, and telecom service providers will continue to deliver circuit-switched voice services for the foreseeable future. For this reason, we have designed our products to support a range of legacy switching, signaling and transport protocols and have recruited engineering personnel with expertise in these areas. In order to help telecom service providers maintain the reliability of their networks as they transition to IP, we have designed our products with key resiliency features, including Emergency Standalone, clustering and Ethernet Protection Switching.

Data networking expertise.    Our products are designed for the secure and reliable delivery of critical services over IP networks. Our engineering staff has expertise in the areas of switching, routing, native IP security management and VoIP signaling protocols such as SIP and MGCP. To assist in the deployment of broadband Internet services, we have designed our products with integrated subscriber management, automated provisioning and policy enforcement tools.

Video delivery expertise.    Delivering video services over telecom access networks is challenging because these networks were not designed to carry bandwidth-intensive traffic, and video is more sensitive to disruption than other services, such as Internet access. We have designed our platform to address these challenges and assist our customers in the rapid delivery of IPTV services. For example, our BLC platform provides sufficient capacity to support multiple channels of HDTV and provides integrated video diagnostic tools for proactive video service quality management. We also believe our customers benefit from the experience we have gained in a multitude of IPTV deployments.

Transport and access interfaces.    Our products interface with a wide variety of communications networks. We have applied our diverse expertise in access and transport interfaces to design a family of blades, providing our customers with significant flexibility in the deployment of our products. Specific interface technologies supported by our platform include: Gigabit Ethernet, 10 Gigabit Ethernet, ADSL, ADSL2plus, DS1 and standard POTS telephone service.

Network management.    Our network provisioning and management system, OccamView, enables our customers to monitor the status of their network, services and equipment through a web-based graphical user interface. OccamView interfaces with commonly used telecom network management systems and features a variety of tools to facilitate service provisioning, activation, monitoring and access to service profiles.

Customers

To date, we have primarily focused our sales and marketing efforts on independent operating companies, or IOCs. We believe there are more than 1,100 IOCs in the North America. These companies vary in size ranging from small, rural companies serving limited geographic areas with a limited number of lines to large independent providers serving multiple states. We have chosen to focus on IOCs because of the following favorable characteristics:

•	Receptive to innovative technologies. Because most IOCs operate relatively small networks, they tend to adopt new technologies more quickly than large service providers. In addition, the typical sales cycle for IOCs is generally shorter than that of large service providers. We believe these factors have allowed us to increase our sales in a relatively short time frame with limited sales and marketing expenditures.

•	Accessible for focused suppliers. We believe IOCs make equipment purchase decisions based primarily on product technical merits and the level of sales and support attention received, areas in which we believe we compete favorably. Furthermore, we believe competition among equipment suppliers in the IOC market is more moderate than in the market for large service providers.

•	Favorable demographic trends. We believe that certain IOCs are experiencing strong subscriber growth in their markets as individuals move from urban and suburban areas to less populated regions. Many IOCs are also experiencing an increase in demand by their customers for Triple Play services, including IPTV. As a result, many IOCs that we target have a strong incentive to upgrade the capacity and capabilities of their local access networks by purchasing our products.

•	Financially stable and well funded. Most IOCs have lengthy operating histories in the industry, and based on our experience to date, have strong credit profiles and payment practices. In addition, many IOCs receive government funding for broadband access expansion projects under the RUS program. We believe the financial health of IOCs, along with government funding, has contributed to the rapid adoption of our products to date.

We also believe there are significant opportunities to sell our products to large telecom service providers, including the regional Bell operating companies, competitive local exchange carriers and international telecom service providers. To date, we have not recognized a material amount of revenue from these segments.

We have sold products to more than 160 customers to date. For the year ended December 25, 2005, CT Communications, an IOC, accounted for approximately 11% of our revenue. For the year ended December 26, 2004, Kratz Communications, a value-added reseller representing several end users, Palmetto Rural Telephone Coop, and CT Communications, both IOCs, accounted for approximately 17%, 12%, and 11%, respectively, of our sales. During our last three fiscal years, substantially all of our revenue was generated within North America and all of our long-lived assets are located within the United States.

Sales and Marketing

We have implemented a three-pronged sales strategy composed of the following elements:

•	Direct sales. Our direct sales organization focuses on IOCs in North America by establishing and maintaining direct relationships with prospective customers. Our direct sales force is responsible for identifying sales opportunities and advising prospective customers on the benefits of our products and tailoring our products to their specific needs. We also employ a team of sales engineering personnel in our sales process in order to address prospective customers’ technical issues. A substantial majority of our sales to date have been through our direct sales efforts.

•	Strategic distribution relationships. We have established strategic distribution relationships with third parties to market our solutions to larger telecom service providers. We also expect that strategic distribution relationships will be a key component of our international expansion strategy. We believe these relationships allow us to expand our addressable market while focusing our resources on our core strengths. We have entered into strategic reselling relationships with Tellabs, as described below, and Tekelec, and we expect to enter into additional relationships in the future.

•	Value-added resellers. We utilize value-added resellers to service small customers that would not be cost-effective for us to address directly. In addition, these value-added resellers provide a range of services, including network design and product installation and configuration, that facilitate the deployment of our products by customers with limited internal capabilities.

In March 2005, we entered into a strategic relationship with Tellabs and certain of its subsidiaries in which we granted Tellabs certain rights, including (i) a nonexclusive license to integrate certain parts of our Gigabit Ethernet switching and transport subsystems technology into Tellabs’ fiber-to-the-curb (FTTC) card products, (ii) rights to manufacture certain of our BLC products, and (iii) exclusive rights to sell such BLC products to identified categories of customers, including several of the regional Bell operating companies and other large incumbent local exchange carriers as well as a number of large IOCs. We have agreed not to sell such BLC products to certain identified customers subject to these exclusive rights for a period of two or three years, with the time period depending on the potential customer. In March 2006, we amended this strategic relationship to, among other things, (i) add a requirement that Tellabs purchase directly from us a certain percentage of the BLC products that it sells to the listed exclusive customers, which percentage varies over time, and (ii) reduce the number of prospective customers with respect to whom Tellabs’ rights to sell our BLC products are exclusive. In particular, Tellabs’ exclusive rights with respect to regional Bell operating companies and large incumbent local exchange carriers are now limited to one incumbent local exchange carrier. Tellabs’ exclusivity will expire with respect to the remaining large incumbent local exchange carrier in March 2008 and with respect to the large IOCs in March 2007, unless Tellabs elects to extend the applicable exclusivity periods, which it may do at its sole discretion, subject to satisfaction of certain milestones or payment of fees that extend the relevant milestone deadlines. Tellabs is obligated to pay us a royalty for each BLC product sold to one of the listed exclusive customers and each FTTC product sold to any customer by Tellabs under this strategic relationship.

Our marketing efforts are designed to create brand awareness with these customers and to demonstrate our technological leadership and cost advantages in the broadband access equipment market. We educate potential customers about our products and the benefits of our solutions through industry publications and trade shows. We also conduct education programs to describe our products and the benefits of our solutions for senior management of engineering design firms who design networks for IOCs.

An important element in our marketing strategy is the development of relationships with companies who have an established presence in our target market segments. We have developed the Occam Packet Access Network Alliance, whereby independent companies work with us to define broader solutions, perform interoperability tests, develop joint-business cases and provide cooperative customer support.

Technical Service and Customer Support

Our technical service and customer support organization is responsible for customer training, post-sales technical support and maintenance. We have established a technical assistance center and a test and interoperability lab, which allows us to provide effective and timely customer support 24 hours a day, seven days a week. We work with various third-party engineering, factoring and installation companies to assist our customers with the design engineering, staging, installation and initial activation of our products. We also employ a staff of interoperability and test engineers to ensure that our products are interoperable with various standards-based network elements including voice gateways, softswitches, DSLAMs, Ethernet switches, DSL modems, optical network terminals, integrated access devices and residential gateways.

Research and Development

We have a team of engineers dedicated to conducting research and development in specific technology areas that are strategic to our business. Our research and development team has expertise covering a range of telecom and data networking technologies, including digital loop carrier, voice signaling, call control, IP and Ethernet networking, DSL, optical networking and network management.

We have made, and will continue to make, substantial investments in research and development. Research and development expenses were approximately $12.0 million, $7.4 million and $7.4 million during the fiscal years ended 2003, 2004 and 2005, respectively. Our primary research and development center is based in Santa Barbara, California. We have additional development centers in Camarillo, California and Mesa, Arizona.

Patents and Intellectual Property

We currently rely on a combination of patent, copyright and trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights with respect to our technology and proprietary information. We have been granted 16 patents, have filed several additional patent applications and intend to file additional patent applications. Our granted patents expire over the next 13 to 15 years. Our patent strategy is designed to protect corporate technology assets, provide access to additional technology through cross-licensing opportunities and create opportunities for additional revenue through technology licensing. We cannot provide any assurance that any patents will be issued from pending applications or that any issued patents will adequately protect our intellectual property.

While we rely on patent, copyright, trademark and trade secret laws to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and product reliability are essential to establishing and maintaining a technology leadership position. We selectively license technologies from third parties when necessary or useful.

Manufacturing

We outsource significant portions of our manufacturing operation to third parties and have entered into a manufacturing outsourcing contract with Flash Electronics, located in Fremont, California, for the manufacture of our BLC 6000 blade products. This agreement provides for material procurement, board level assembly, testing, purchase commitments and quality control by the manufacturer, and delivery to our end customers. Our products are primarily manufactured in the U.S., but we are planning to transition a portion of our manufacturing to Flash Electronics’ offshore facilities. We design, specify and monitor all of the tests that are required to meet our internal and customer quality standards. Our operations are certified as ISO 9001 compliant. ISO 9000 is a series of standards agreed to by the International Organization for Standardization, or ISO. ISO 9001 is the highest level of accreditation and includes an assessment of 20 elements covering various aspects of design, development, distribution and production of equipment.

We have several sole or limited source suppliers. Although our products could be redesigned to avoid using sole or limited source suppliers, it would be expensive and time consuming to make such a change.

Competition

Competition in our market is intense and we expect competition to increase. The market for broadband access equipment is dominated primarily by large suppliers such as ADTRAN, Alcatel, Lucent Technologies and Tellabs. While these suppliers focus primarily on large service providers, they have competed, and may increasingly compete, in the IOC market segment. In addition, a number of emerging companies, including Calix, have developed, or are developing, products that compete with ours, including within our core IOC segment.

Our ability to compete successfully depends on a number of factors, including:

•	the performance of our products relative to our competitors’ products;

•	our ability to properly define and develop new products, differentiate those products from our competitors’ and deliver them at competitive prices;

•	our ability to market and sell our products through effective sales channels;

•	the protection of our intellectual property, including our processes, trade secrets and know-how; and

•	our ability to attract and retain qualified technical, executive and sales personnel.

Although we believe we compete favorably on the basis of product quality and performance, many of our existing and potential competitors are larger than we are, and have greater financial resources and more well- established brands and customer relationships than we do. Unlike many of our competitors, we do not provide equipment financing to potential customers. In addition, many of our competitors have broader product lines than we do, so they can offer bundled products, which may appeal to certain customers.

As the market for our products is new and evolving, winning customers early in the growth of this market is critical to our ability to expand our business and increase sales. Service providers are typically reluctant to switch equipment suppliers once a particular supplier’s product has been installed due to the time and cost associated with such replacements. As a result, competition among equipment suppliers to secure initial contracts with key potential customers is particularly intense and will continue to place pressure on product pricing. If we are forced to reduce prices in order to secure customers, we may be unable to sustain gross margins at desired levels or maintain profitability.

Governmental Regulation

The markets for our products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Our products, or the deployment of our products, are required to comply with these laws, regulations and standards, including those promulgated by the Federal Communications Commission, or FCC, and counterpart foreign agencies. For example, the FCC recently required that all facilities-based providers of broadband Internet access and interconnect VoIP services must meet the capability requirements of the Communications Assistance for Law Enforcement Act by May 14, 2007. This decision is the subject of a pending appeal in the case of American Council on Education, et al. v. FCC & USA, No. 05-1404, before the United States Court of Appeals for the District of Columbia Circuit, with a decision expected during the summer of 2006. Subject to certain statutory parameters, and unless the capability requirements are stayed or vacated on appeal, we are required to make available to our customers, on a reasonably timely basis and at a reasonable charge, such features or modifications as are necessary to permit our customers to meet those capability requirements. In some cases, we are required to obtain certifications or authorizations before our products can be introduced, marketed or sold. While we believe that our products comply with all current applicable governmental laws, regulations and standards, we cannot assure that we will be able to continue to design our products to comply with all necessary requirements in the U.S in the future. Accordingly, any of these laws, regulations and standards may directly affect our ability to market or sell our products.

In addition, the Federal Communications Commission and state public utility commissions regulate our customers, including the rates that our customers may charge for telecommunications services. In particular, our IOC customers, but also others including regional Bell operating companies and competitive local exchange carriers, receive substantial revenue from intercarrier compensation (including interstate and intrastate access charges) and federal and state universal service subsidies. In 2001, the FCC initiated a rulemaking proceeding to seek comment as to whether and how the FCC should change its rules governing intercarrier compensation. In 2004, the FCC issued a further notice of proposed rulemaking seeking comment on various proposals for changes in its intercarrier compensation rules, which also could increase the amount of federal universal service subsidies. In addition, the FCC is currently considering several other rulemaking proceedings addressing the level and structure of federal universal service subsidies. Congress may also consider legislation addressing some or all of these issues. Furthermore, the state public utility commissions also from time to time review rates charged by our customers, and state legislatures from time to time consider legislation that affects telephone company rates and regulation. If some or all of these proposed changes are adopted, they could, individually and collectively, substantially change the amount and sources of revenues of our customers. Should those revenues be adversely affected, our customers could reduce their capital expenditures.

FCC regulatory policies that affect the availability of broadband access services may impede the penetration of our customers in their respective markets, affecting the prices that our customers are able to charge, or otherwise affecting the ability of our customers to market their services and grow their business. For example, FCC regulations addressing interconnection of competing networks, collocation, unbundling of network elements and line sharing impact our potential regional Bell operating company, IOC and competitive local exchange provider customers.

In addition, the FCC has not clearly defined how or whether some broadband services, including VoIP, should be regulated. If the FCC decides to regulate these emerging services, our customer base could be impacted, and different parts of our customer base could be affected differently. To the extent that our customers are adversely affected by these changes in the regulatory environment, our business, operating results and financial condition may be harmed.

Furthermore, legislation is currently before the United States Congress that could affect the demand for our products. Various proposals before the United States Congress would alter the regulatory regime for franchising multichannel video providers, the regulatory status and obligations of VoIP, broadband video and broadband data providers, and the extent to which broadband Internet access providers are subject to non-discrimination or other duties with respect to applications or service provided over broadband networks. Some of these issues are also being considered by state legislatures in various forms.

State regulation of telecommunications networks and service providers may also affect the regulatory environment of our market. As discussed above, states generally regulate the rates for intrastate telecommunications services, particularly those offered by incumbent local exchange carriers such as the RBOCs and IOCs, and some states provide state universal service subsidies to our customers. State regulators also, for example, typically settle disputes for competitive access to some incumbent local exchange carrier network elements or collocation in incumbent local exchange carrier offices, which competitive carriers use to offer various services. State regulators may also regulate and arbitrate disputes concerning interconnection of networks of incumbent local exchange carriers and competitive carriers. To the extent that our customers are adversely affected by these changes in the regulatory environment, our business, operating results, and financial condition may be harmed.

In addition to federal and state telecommunications regulations, an increasing number of other domestic laws and regulations are being adopted to specifically address broadband and telecommunications issues such as liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data and access by law enforcement, as well as intellectual property ownership, obscenity and libel. For instance, the FTC has recommended that Congress enact legislation to ensure adequate protection of online privacy and federal online privacy legislation is currently pending in Congress. The adoption of this or other restrictive legislation could increase the costs of communicating over the Internet or decrease the acceptance of the Internet as a commercial and advertising medium, thus dampening the growth of the Internet. Because our customers use our products to facilitate both commercial and personal uses of the Internet, our business could be harmed if the growth of the Internet were adversely affected by such regulations or standards.

Countries in the European Union, or EU, have also adopted laws relating to the provision of Internet services, the use of the Internet, and Internet-related applications. For example, in the United Kingdom, an Internet service provider, or ISP, may be liable for defamatory material posted on its sites. In Germany, an ISP may be liable for failing to block access to content that is illegal in the country. In addition, the EU has adopted a data protection directive to address privacy issues, impacting the use and transfer of personal data within and outside the EU. The application of this directive within the EU and with respect to U.S. companies that may handle personal data from the EU is unsettled. Similarly, countries in Europe restrict the use of encryption technology to varying degrees, making the provision of such technology unclear. Other laws relating to Internet usage are also being considered in the EU.

The applicability of laws, regulations and standards affecting the voice telephony, broadband telecommunications and data industry in which we and our customers operate is continuing to develop, both domestically and internationally. We cannot predict the exact impact that current and future laws, regulations and standards may have on us or our customers. These laws, regulations and standards may directly impact our products and result in a material and adverse effect on our business, financial condition and results of operations. In addition, should our customers be adversely impacted by such regulation, our business, financial condition and results of operations would likely be adversely affected as well.

Employees

As of May 15, 2006, we employed 111 full-time employees, including 50 in sales and marketing, 9 in operations and manufacturing, 39 in engineering and 13 in finance and administration. All of our employees are located in the U.S. None of our employees is represented by collective bargaining agreements. We consider our relations with employees to be good.

Facilities

We have lease agreements related to the following properties:

•	approximately 31,000 square feet in Santa Barbara, California, used primarily for executive offices and for research and product development, administrative, and sales and marketing purposes, which expires in October 2006;

•	approximately 8,340 square feet in Milpitas, California, used primarily for finance and operations purposes, which expires in July 2008;

•	approximately 2,930 square feet in Camarillo, California, used primarily for research and product development purposes, which expires in November 2008; and

•	approximately 1,700 square feet in Mesa, Arizona, used primarily for research and product development purposes, which expires in October 2006.

We believe that our existing facilities adequately meet our requirements for the foreseeable future and that we will be able to secure additional facilities as needed on commercially acceptable terms.

Backlog

Our backlog primarily consists of purchase orders from customers for products to be delivered within the next quarter. Our backlog as of March 8, 2006, and December 25, 2005 was approximately $10.5 million and $14.5 million, respectively. Due to factors such as the timing of product releases, customer purchase orders, product availability, allowing customers to delay scheduled delivery dates without penalty and allowing customers to cancel orders within negotiated time frames without significant penalty, we believe our backlog is not indicative of future sales during any given quarter.

Legal Proceedings

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which have since been consolidated, were filed in the United States District Court for the Southern District of New York. The Court appointed a lead plaintiff on April 16, 2002, and plaintiffs filed a Consolidated Amended Class Action Complaint (the “Complaint”) on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive “IPO allocation” litigation involving the conduct of underwriters in allocating shares of successful initial public offerings. We believe that over three hundred other companies have been named in more than one thousand similar lawsuits that have been filed by some of the same plaintiffs’ law firms. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 19, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and Rule 10b-5 claims against us. On July 31, 2003, we agreed, together with over three hundred other companies similarly situated, to settle with the plaintiffs. A Memorandum of Understanding (“MOU”), along with a separate agreement and a performance bond of $1 billion issued by the insurers for these companies is a guarantee, allocated pro rata amongst all issuer companies, to the plaintiffs as part of an overall recovery against all defendants including the underwriter defendants who are not a signatory to the MOU. Any recovery by the plaintiffs against the underwriter defendants reduces the amount to be paid by the issuer companies. On April 24, 2006 the court heard oral and written arguments concerning final approval of the settlement from all parties including the underwriter defendants. No decision has been issued to date. We cannot predict whether such approval will be obtained. We have not recorded any accrual related to this proposed settlement because we expect any settlement amounts for which we are responsible to be covered by our insurance policies.

From time to time, we are subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. We believe that there are no currently pending matters that, if determined adversely to us, would have a material effect on our business or that would not be covered by our existing liability insurance.